Exhibit 99.1

       Antigenics Reports Third Quarter 2003 Financial Results
                        and Recent Highlights


    NEW YORK--(BUSINESS WIRE)--Oct. 23, 2003--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter ended September 30, 2003. The company incurred a net loss attributable to common stockholders of $17.8 million, or $0.45 per common share, basic and diluted. This is compared with a net loss attributable to common stockholders in the third quarter of 2002 of $13.6 million, or $0.41 per common share, basic and diluted. Research and development costs were $13.4 million in the third quarter of 2003, compared with $10.4 million for the same period in 2002. The increased losses reflect the further progress of the company's clinical product candidates including Oncophage(R) (HSPPC-96), Antigenics' lead product candidate, AG-858 and Aroplatin(TM); costs associated with the transition from the Woburn facility to the Lexington facility; as well as costs associated with the evolution of other clinical and development projects. Cash, cash equivalents and short-term investments equaled $103.7 million on September 30, 2003.
    "Over the past several months, Antigenics has continued to demonstrate that our heat shock protein technology may be applicable to a wide range of cancers," said Garo H. Armen, Ph.D., chairman and CEO of Antigenics. "With the recent publication and presentation of encouraging clinical and immunological data in leading peer-reviewed journals and at international conferences, we continue to demonstrate promising results for Oncophage and AG-858 in multiple types of cancer."

    Recent Highlights

    -- Two abstracts were presented at the 12th annual European Cancer Conference held in Copenhagen on September 21-25, 2003, including results from a Phase I clinical trial of Oncophage in patients with nonmetastatic pancreatic cancer, which were presented in an oral session. Antigenics also presented findings in a poster session from a Phase II trial of Aroplatin in metastatic colorectal cancer refractory to standard therapy.

    -- Clinical Cancer Research published final results from a Phase II study of Oncophage in colorectal cancer. In the study, more than half of the 29 patients who received Oncophage demonstrated significant immunological response - which not only appeared to be correlated with clinical response but also was found to be an independent factor for prognosis.

    -- Immunological results from Phase II trials evaluating Oncophage in the treatment of both advanced melanoma and colorectal cancer were published in The Journal of Immunology. In the analysis, researchers observed a significant cancer-specific immune response among patients receiving Oncophage and determined that the immunological mechanism of action is the same for both melanoma and colorectal cancer.

    -- Antigenics compiled the information requested by the US Food and Drug Administration (FDA) in connection with the partial clinical hold on Phase III clinical trials of Oncophage announced on September 3, 2003, and will meet its previously announced deadline for the submission of this information.

    -- Antigenics secured a $17.1 million credit facility with GE Capital and issued $31.6 million worth of newly created Series A convertible preferred stock in a private placement with an existing stockholder.

    Conference Call Information

    Antigenics executives, including Chairman and CEO Garo Armen, Ph.D., and Chief Medical Officer Jonathan Lewis, MD, Ph.D., will host a conference call at 11:00 AM ET today. To access the live call, dial
877.416.2362 (domestic) or 706.679.3850 (international); the access code is 2974815. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/investors/. A replay will be available approximately two hours after the call through midnight ET on November 6, 2003. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 2974815. The replay will also be available at www.antigenics.com.

    About Antigenics

    Antigenics is working to develop personalized immunotherapeutics and revolutionary treatments for cancers, infectious diseases and autoimmune disorders. The company's lead product candidate is Oncophage, a late-stage, personalized cancer vaccine being evaluated in several indications, including kidney cancer and metastatic melanoma. Antigenics' portfolio also includes AG-858, a personalized cancer vaccine in Phase II development; Aroplatin and ATRA-IV, two Phase II liposomal chemotherapeutics; and AG-702/AG-707, a Phase I genital herpes immunotherapeutic.

    This press release contains forward-looking statements, including the statements regarding the applicability of the heat shock protein technology to multiple types of cancer and developing treatments for cancers, infectious diseases and autoimmune disorders. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. Risks and uncertainties associated with our biotechnology product development and planned commercialization activities include, among others, that our clinical trials may not demonstrate that our products are both safe and more effective than current standards of care; that we may be unable to obtain the regulatory approvals necessary to conduct additional clinical trials or to market our products; that budget constraints will limit or slow down our development programs; that we may fail to adequately protect our intellectual property or are determined to infringe on the intellectual property of others; and the factors described in the company's periodic filings with the Securities and Exchange Commission. Please see Exhibit 99.1 of the Antigenics Quarterly Report on Form 10-Q for the quarter ending June 30, 2003, for a discussion of these and other risk factors. In addition, Antigenics announced on September 3, 2003 that the FDA has requested additional product characterization information with respect to Oncophage and that, pending receipt and acceptance of such information, the FDA placed on partial clinical hold the Phase III trials of Oncophage under its investigational new drug (IND) application, which includes trials in kidney cancer and metastatic melanoma. Antigenics cautions investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

              Summary Consolidated Financial Information

              Consolidated Statements of Operations Data
                (in thousands, except per share data)
                             (unaudited)

                                     Three months ended September 30,
                                       2003                     2002
                                     -------                  -------

Revenue:
 Product sales                     $    800                 $    547
 Research and development               -                        423
                                     -------                  -------
   Total revenue                        800                      970

Operating expenses:
 Cost of sales                          463                      331
 Research and development            13,404                   10,357
 General and administrative           5,065                    4,253

                                     -------                  -------
   Operating loss                   (18,132)                 (13,971)

Interest income, net                    140                      343
Other income                            224                       72

                                     -------                  -------
   Net loss                         (17,768)                 (13,556)

Deduct dividends on Series A
 Convertible Preferred Stock             26                       -

                                     -------                  -------
Net loss attributable to common
 stock                             $(17,794)                $(13,556)
                                     =======                  =======

Net loss per common share, basic
 and diluted                       $  (0.45)                $  (0.41)

Weighted average number of shares
 outstanding, basic and diluted      39,474                   33,077



                   Consolidated Balance Sheet Data
                            (in thousands)
                             (unaudited)

                               September 30, 2003   December 31, 2002
                               ------------------   -----------------

Cash, cash equivalents and
 short-term investments       $           103,712  $           58,725
Total assets                              152,442              89,063
Total stockholders' equity                123,015              77,757

    CONTACT: Antigenics Inc.
             Investor Relations:
             Tanya R. Sripanich, 212-994-8266
             tsripanich@antigenics.com
              or
             Corporate Communications:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com